UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LEFT BEHIND GAMES INC.

(Exact name of registrant as specified in its charter)

Washington	000-50603	91-0745418
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)
25060 Hancock Avenue Suite 103 Box 110
Murrieta, California 92562
(Address of principal executive offices)

(951) 894-6597
(Registrant’s Telephone Number)

_______________________________

LEFT BEHIND GAMES INC. 2006 STOCK INCENTIVE PLAN
(Full title of the Plan)
_______________________________

Gregory Lipsker
601 W. Main Ave Ste 1017
Spokane, WA 99201
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
The Hunt Law Corporation, P.C.
David S. Hunt, Esq.
66 Exchange Place
Salt Lake City, UT 84111
Tel. 801-355-7878

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered [1]	Proposed Maximum Amount to be Registered [2]	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
2006 Stock Incentive Plan Common Stock, ($0.001 par value)	2,500,000 [3]	$1.30 [4]	$3,250,000	$347.75
Common Stock issued pursuant to exercise of deferred compensation, ($0.001 par value)	2,500,000 [5]	$0.84 [6]	$2,100,000	$224.70
Total	5,000,000		$5,350,000	$572.45

1	The securities to be registered are Common Stock.

2	Pursuant to Rule 416(a), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

3	Represents shares available for issuance upon the exercise of equity awards under the Left Behind Games Inc. 2006 Stock Incentive Plan.

4
Calculated solely for purposes of this offering under Rule 457(h), the price is based upon the average of the high and low prices of the Common Stock on January 18, 2007 as reported on the OTC Bulletin Board.

5
Represents shares issued pursuant to the exercise of deferred compensation as set out in the Addendum dated June 2, 2004 to the Employment Agreement dated March 1, 2003 between Troy A. Lyndon and Left Behind Games Inc. and the Addendum dated June 2, 2004 to the Employment Agreement dated March 1, 2003 between Jeffrey S. Frichner and Left Behind Games Inc.

6	Calculated solely for the purposes of this offering under Rule 457(h) on the basis of the weighted average exercise price per share.

PART 1

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

As permitted by the rules of the Securities and Exchange Commission, this registration statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I of this registration statement will be sent or given to eligible employees as specified in Rule 428(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act

PART II

Item 3. Incorporation of Documents by Reference

The documents listed in (a) through (c) below had been filed by Registrant with the Commission and are incorporated herein by reference.

(a) The Registrant's Annual Reports on Form 10-KSB for the years ended March 31, 2005 and 2006, as filed with the Securities and Exchange Commission (the "SEC").

(b) The Registrant's 10-QSB quarterly report for the quarters ended June 30, 2006 and September 30, 2006.

(c) All (if any) reports filed by the Registrant pursuant to Section 13 (a) and 15 (d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

All documents subsequently filed by the Registrant pursuant to Section 13 (a), 13 (c), 14 and 15 of the Securities Exchange Act of 1934, the "Exchange Act") prior to the filing of a post-effective amendment which will indicate that all securities hereby have been sold, or which de-registers securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities

Common Stock

All shares of our common stock have equal voting rights and are entitled to one vote per share in all matters to be voted upon by our stockholders. The shares of common stock do not entitle their holders to any preemptive, subscription, conversion or redemption rights, and may be issued only as fully paid and non-assessable shares. Cumulative voting in the election of directors is not permitted, which means that the holders of a majority of the issued and outstanding shares of common stock represented at any meeting at which a quorum is present will be able to elect our entire board of directors if they so choose. In that event, the holders of the remaining shares of common stock will not be able to elect any directors. In the event of our liquidation, each stockholder is entitled to receive a proportionate share of the assets available for distribution to stockholders after the payment of liabilities and after distribution in full of preferential amounts, if any, to be distributed to holders of our preferred stock, if any. Holders of shares of common stock are entitled to share pro rata in dividends and distributions with respect to the common stock when, as and if declared by our board of directors out of funds legally available for dividends. This is after requirements with respect to preferential dividends on, and other matters relating to, the preferred stock, if any, have been met. We have not paid any dividends on our common stock and intend to retain earnings, if any, to finance the development and expansion of our business. Future dividend policy is subject to the discretion of the board of directors. All issued and outstanding shares of our common stock are fully paid and non-assessable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable

Item 6. Indemnification of Officers and Directors.

Our Certificate of Incorporation limits the liability of directors and officers to the fullest extent permitted under the Washington Business Corporation Act.

As allowed by the Washington Business Corporation Act, the Articles of Incorporation and Bylaws of the Company provide that the liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent permissible under Washington law. This is intended to eliminate the personal liability of a director for monetary damages in an action brought by or in the right of the Company for breach of a director's duties to the Company or its shareholders except liability for:

(A) The receipt of financial benefit received by a director to which he is not entitled;

(B) An intentional infliction of harm on the corporation or shareholders;

(C) An unlawful distribution to shareholders; or

(D) An intentional violation of criminal law.

This provision does not limit or eliminate the rights of the Company or any shareholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care.

Item 7. Exemption From Registration Claimed.

Not Applicable.

Item 8. Exhibits.

(a) Reference is hereby made to the Exhibit Index, below.

(b) The Registrant hereby undertakes to submit the plan and any amendment thereto to the Internal Revenue Service in order to qualify the plan.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and each filing of the Plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the Requirements of the Securities Act of 1933, as amended, the Registration certifies that it has reasonable grounds to believe that it meets all the requirements for filing on S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the city of Murrieta, California on January 18, 2007.

Left Behind Games Inc.

/s/ Troy Lyndon
_________________________
Troy Lyndon, President

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration Statement has been signed by the following persons in capacities representing the majority of the Registrant's Board of Directors and on the dates indicated.

NAME	TITLE	DATE
/s/ Troy Lyndon Troy Lyndon	Chairman of the Board of Directors, principal executive officer	January 18, 2007
/s/ Tom Axelson Tom Axelson	Director	January 18, 2007
/s/ Jeff Frichner Jeff Frichner	Director	January 18, 2007
/s/ Ray Dixon Ray Dixon	Director	January 18, 2007
/s/ James Frakes James Frakes	Principal Financial Officer	January 18, 2007

EXHIBIT INDEX

ITEM NO.	DESCRIPTION
5.1	Opinion of David S. Hunt, Esq. regarding legality of the Common Stock being registered.
10.1	Left Behind Games Inc. 2006 Stock Incentive Plan.
10.2

Addendum dated June 2, 2004 to the Employment Agreement dated March 1, 2003 between Troy A. Lyndon and Left Behind Games Inc. is incorporated by reference to Exhibit 10.3 to the Company’s Form 8-K/A filed February 14, 2006.

10.3

Addendum dated June 2, 2004 to the Employment Agreement dated March 1, 2003 between Jeffrey S. Frichner and Left Behind Games Inc. is incorporated by reference to Exhibit 10.6 to the Company’s Form 8-K/A filed February 14, 2006.

23.1	Consent of Independent Registered Public Accounting Firm Corbin & Company, LLP.